UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2004

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

ITEM 5. OTHER EVENTS

On April 7, 2004, Marriott International, Inc. (“Marriott”) sent notice to the holders of its Liquid Yield Option Notes due 2021 (Zero Coupon—Senior) (the “Notes”), that, subject to the terms of the indenture governing the Notes, it would purchase for cash, at the option of each holder, any Notes tendered by the holder and not withdrawn on May 10, 2004, at a purchase price of $880.50 per $1,000 principal amount at maturity. Marriott issued the Notes, which carried a yield to maturity of 0.75 percent, on May 8, 2001.

Holders of all outstanding Notes, approximately $70 million aggregate principal amount at maturity, tendered their Notes for repurchase. Accordingly, on May 11, 2004, Marriott repurchased all of the outstanding Notes for aggregate cash consideration of approximately $62 million.

No Notes remain outstanding following the purchase. Because the outstanding Notes had been convertible into approximately 0.9 million shares of Marriott’s Class A Common Stock, Marriott’s fully diluted shares will decrease as a result of the purchase.

A copy of Marriott’s press release is attached as Exhibit 99 and incorporated by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibit is filed with this report:

Exhibit 99 - Press release issued on May 12, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: May 12, 2004	By:	/s/ Ward R. Cooper
Ward R. Cooper
Assistant Secretary

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EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99	Press release dated May 12, 2004 reporting repurchase of all of Marriott’s Liquid Yield Option Notes due 2021.

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